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Exhibit 10(g)

FIFTH AMENDMENT TO

HAGGAR CORP.

1992 LONG TERM INCENTIVE PLAN

          1.      Introduction. The Haggar Corp. 1992 Long Term Incentive Plan (as amended, the "1992 Plan") was initially approved and adopted by the stockholders of Haggar Corp., a Nevada corporation (the "Company"), on November 13, 1992. A First Amendment to Haggar Corp. 1992 Long Term Incentive Plan was approved and adopted by the stockholders of the Company on February 24, 1994, and a Second Amendment to Haggar Corp. 1992 Long Term Incentive Plan was approved and adopted by the stockholders of the Company on February 5, 1995. A Third Amendment to Haggar Corp. 1992 Long Term Incentive Plan was approved and adopted by the Board of Directors of the Company on February 10, 1999, and a Fourth Amendment to Haggar Corp. 1992 Long Term Incentive Plan was approved and adopted by the Board of Directors of the Company on November 2, 1999. Pursuant to Section 17, the 1992 Plan is hereby further amended as set forth herein.

          2.      Extension of Post-Retirement Exercise Period. For the purpose of extending the post-retirement exercise period for options and rights granted under the 1992 Plan from three (3) years to five (5) years, Subparagraph 14(a) of the 1992 Plan is hereby deleted in its entirety and the following Subparagraph 14(a) is substituted in its place:

    "14.
    Termination of Employment

                      "(a)    In the event that the employment of an employee to whom an option or right has been granted under the 1992 Plan shall be terminated (except as set forth in paragraph 15 hereof), such option or right may, subject to the provisions of the 1992 Plan, be exercised (to the extent that the employee was entitled to do so at the termination of his employment) at any time within three (3) months after such termination or, in the case of a nonemployee director who ceases to serve as a member of the Board of Directors of the Corporation or an employee whose termination results from retirement from active employment at or after the Corporation's standard retirement date (the "Retirement Age"), within five (5) years after such cessation of service or termination, but in no event later than the date on which the option or right expires; provided, however, that any option or right held by an employee whose employment is terminated for cause (as determined by the Board of Directors of the Corporation in its sole discretion) or an employee who leaves the employ of the Corporation voluntarily shall, to the extent not theretofore exercised, terminate upon the date of termination of employment; and provided further, however, that (except as set forth in paragraph 15 hereof) no incentive stock option may be exercised more than three (3) months after the employee's termination of employment."

          3.      Effect on Other Provisions. Except as expressly amended hereby, the 1992 Plan shall remain in full force and effect as originally adopted and previously amended.

          4.      Adoption by Board. The foregoing amendments to the 1992 Plan were adopted by the Board of Directors of the Company on April 27, 2000.

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  Exhibit 10(g)
FIFTH AMENDMENT TO HAGGAR CORP. 1992 LONG TERM INCENTIVE PLAN